UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Quanex Building Products Corporation

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Quanex Building Products Corporation

AMENDMENT TO PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON February 25, 2021

The date of this Amendment is February 10, 2021

EXPLANATORY NOTE

The following information supplements and amends the Definitive Proxy Statement on Schedule 14A filed by Quanex Building Products Corporation (the “Company”) with the U.S. Securities and Exchange Commission on January 27, 2021 (the “Original Filing”) in connection with the Company’s Annual Meeting of Stockholders to be held on February 25, 2021 (the “Annual Meeting”), and should be read together with the Original Filing. Other than as set forth below, no changes have been made to the Original Filing.

The purpose of this filing is to supplement Annex A of the Original Filing, which sets forth explanatory and reconciling disclosure for certain non-GAAP financial measures. The Company previously provided a reconciliation of Adjusted EBITDA to net income. In connection with disclosures made on pages 17-18 of the Original Filing, the Company has added reconciliations of (1) free cash flow (defined as cash provided by operating activities minus capital expenditures) to cash provided by operating activities and (2) as a component of the Company’s leverage ratio of net debt to Adjusted EBITDA, net debt (defined as total debt principal of the Company plus finance lease obligations minus cash) to total debt. Investors are encouraged to review Annex A, as supplemented, in connection with the Company’s disclosures contained within the Compensation Discussion and Analysis section of the Original Filing, including the presentation of applicable compensation metrics and targets.

Additional Information and Where to Find It

This material may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders in connection with the Annual Meeting. On January 27, 2021, the Company filed the Original Filing and definitive form of proxy card with the SEC in connection with its solicitation of proxies from the Company’s stockholders relating to the Annual Meeting. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ CAREFULLY THE PROXY MATERIALS, INCLUDING THE PROXY STATEMENT, THIS AMENDMENT AND THE 2020 ANNUAL REPORT, AS THEY CONTAIN IMPORTANT INFORMATION TO CONSIDER WHEN DECIDING HOW TO VOTE ON THE MATTERS BROUGHT BEFORE THE 2021 ANNUAL MEETING.

This amendment is also available electronically, together with our other proxy materials, on the Company’s website at https://investors.quanex.com/. In addition, stockholders can access at no charge documents filed by the Company with the SEC, including the proxy statement and this amendment, at the SEC’s website at www.sec.gov.

ANNEX A, AS SUPPLEMENTED

QUANEX BUILDING PRODUCTS CORPORATION

NON-GAAP FINANCIAL MEASURE DISCLOSURE AND RECONCILIATION

(In millions)

(Unaudited)

Reconciliation of EBITDA to Net Income (Loss) as reported

Adjusted EBITDA (defined as net income or loss from continuing operations before interest, taxes, depreciation and amortization, asset impairment charges, transaction and advisory fees, gains/losses on the sale of plants, restructuring charges, and other, net) is a non-GAAP financial measure that Quanex's management uses to measure its operational performance and assist with financial decision making. The Company believes the non-GAAP measure adjusted EBITDA provides a consistent basis for comparison between periods, and will assist investors in understanding our financial performance when comparing our results to other investment opportunities. As used in this Proxy Statement, the Company also believes that adjusted EBITDA will assist investors in understanding the effect of certain strategic decisions on the Company's decisions related to its executive pay and compensation structure. The measures of adjusted EBITDA as presented by the Company may not be the same as that used by other companies. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with US GAAP.

	FY 2018	FY 2019	FY 2020
Adjusted EBITDA	$89.9	$102.7	$104.5
Selling, General, and Administrative Adjustments(1)	0.9	4.5	1.4
Restructuring Charges	1.5	0.4	0.6
Asset Impairment Charges	—	74.6	—
Depreciation & Amortization	51.8	49.6	47.2
Interest	11.1	9.6	5.2
Other, net	(1.2)	(0.1)	(0.2)
Tax	(0.8)	10.8	11.8
Net income (loss)	$26.6	$(46.7)	$38.5

(1) Includes adjustments for transaction and advisory fees, executive severance charges in 2020 and 2019, and in 2019, the loss on the sale of a plant and reorganization charges.

Reconciliation of Free Cash Flow to Cash Provided by Operating Activities

Free Cash Flow (defined as cash provided by operations less capital expenditures) is a non-GAAP financial measure that Quanex's management uses to measure its operational and cash management performance, and to assist with financial decision making. Free Cash Flow is measured before application of certain contractual commitments (including finance lease obligations), and accordingly is not a true measure of Quanex’s residual cash flow available for discretionary expenditures. The Company believes this non-GAAP measure will assist investors in understanding our financial and cash management performance. The measure of Free Cash Flow as presented by the Company may not be the same as that used by other companies. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with US GAAP.

	FY 2018	FY 2019	FY 2020
Free Cash Flow	$78.1	$71.5	$75.1
Capital Expenditures	26.5	24.9	25.7
Cash Provided by Operating Activities	$104.6	$96.4	$100.8

Reconciliation of Net Debt

The leverage ratio of Net Debt to LTM Adjusted EBITDA is a financial measure that the Company believes is useful to investors and financial analysts in evaluating Quanex’s leverage. In addition, with certain limited adjustments, this leverage ratio is the basis for a key covenant in the Company’s credit agreement. Net Debt is defined as total debt principal of the Company plus finance lease obligations minus cash.

	FY 2018	FY 2019	FY 2020
Revolving Credit Facility	$195.0	$142.5	$103.0
Finance Lease Obligations	17.0	15.9	15.3
Less: Cash and cash equivalents	29.0	30.9	51.6
Net Debt	$183.0	$127.5	$66.7